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                                                                    Exhibit 2


                                EDSON MOORE CORP.
                              101 BROOKMEADOW ROAD
                           WILMINGTON, DELAWARE 19807


                                                              October 17, 2002

VIA OVERNIGHT COURIER
---------------------
Elite Pharmaceuticals, Inc.
Elite Laboratories, Inc.
165 Ludlow Avenue
Northvale, New Jersey 07647
Attention:  Chief Executive Officer
Facsimile:  (201) 750-2755

         Re: Exchange of Shares of Series A Convertible Exchangeable Preferred Stock of Elite Laboratories, Inc. ("Laboratories") for shares of Common Stock of Elite Pharmaceuticals, Inc. ("Elite").

Dear Sir or Madam:

         This letter serves as notice to Laboratories and Elite that Edson Moore Corp., a Delaware corporation ("EMC"), hereby exercises its right to (1) exchange 12,015 shares of Laboratories' Series A Convertible Exchangeable Preferred Stock, par value $0.01 per share (the "Series A Shares"), held by EMC into shares of Elite's Common Stock, par value $0.01 per share ("Common Stock"), pursuant to Article I, Sections 4(a) of the Certificate of Designation of the Series A Preferred Stock and Series B Preferred Stock of Laboratories, filed with the Secretary of State of the State of Delaware on October 17, 2000 (the "Certificate of Designation"), and (2) receive the additional shares of Common Stock to which it is entitled upon conversion of the Series A Shares issuable as accrued dividends pursuant to Article I, Section 2(b) of the Certificate of Designation. The parties agree that the total number of shares of Common Stock to which Edson Moore is entitled under (1) and (2) above is 714,222.

         Please note that the stock certificates evidencing the Series A Shares issued in the name of EMC, are located at the office of Mark Gittleman, the corporate secretary of Elite. EMC hereby authorizes Mr. Gittleman to surrender such stock certificates, on behalf of EMC, in exchange for the shares of Common Stock.

         Please promptly deliver a stock certificate, issued in the name of "Edson Moore Corp." representing the shares of Common Stock into which the Series A Shares are exchangeable as of the date of your receipt of this letter, as well as the shares of Common Stock issuable in respect of accrued dividends under Article I, Section 2(b) of the Certificate of Designation. Such stock certificate should be accompanied by payment for any fractional shares, reasonably detailed information regarding Elite's calculation of the number of shares of Common Stock into which the Series A Shares are exchangeable as of the date of your receipt of this letter (taking into account all adjustments which occurred following the original issuance of the Series A Shares), and reasonably detailed information regarding Elite's calculation of payment for any fractional shares.


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         As a condition to the exchange of the Series A Shares, Elite hereby agrees that Section 13 of the Registration Rights Agreement, dated as of October 17, 2000, between Elite and Elan International Services, Ltd., a Bermuda exempted limited liability company (the "Registration Rights Agreement") is hereby amended, effective as of the date of EMC's acquisition of shares of capital stock of Laboratories or Elite, as follows:

                  "13. Termination of Registration Rights.

                           All registration rights and obligations (including, without limitation, under Section 5) under this Agreement shall not be enforceable as to any particular Holder (and to the Company with respect to such Holder) during such time as all Registrable Securities held by such Holder are eligible to be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144(k) promulgated thereunder (provided that, if at any time thereafter any Registrable Securities held by such Holder cease to be eligible to be sold without compliance with the registration requirements of the Securities Act pursuant to Rule 144(k) promulgated thereunder, then such registration rights shall be fully enforceable by such Holder pursuant to the terms hereof)."

                [Remainder of the page intentionally left blank.]


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         If the foregoing reflects your understanding of our mutual intentions, please sign and return the enclosed copy of this Letter Agreement to the undersigned.



                                         EDSON MOORE CORP.


                                         By:  /s/ John A. Moore
                                              ----------------------------------
                                              Name:  John A. Moore
                                              Title:  President


Acknowledged and Agreed:


ELITE PHARMACEUTICALS, INC.


By: /s/ Atul Mehta
    ----------------------------------
    Name: Atul Mehta
    Title:  President


ELITE LABORATORIES, INC.


By: /s/ Atul Mehta
    ----------------------------------
    Name: Atul Mehta
    Title:  President


Cc:  James McElroy & Diehl, P.A.
     600 South College Street
     Charlotte, NC 28202
     Attention:  Catherine A. Barnes
     Facsimile:  (704) 333-5508